Exhibit D-18

                          COMMONWEALTH OF MASSACHUSETTS
               OFFICE OF CONSUMER AFFAIRS AND BUSINESS REGULATION

                                  DEPARTMENT OF
                           TELECOMMUNICATIONS & ENERGY
                                ONE SOUTH STATION
                                BOSTON, MA 02110
                                 (617) 305-3500


                                  May 12, 2000

Jonathan G. Katz, Secretary to the Commission
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Sec File No. 70-9551
               Proposed Merger of
               NiSource Inc. and Columbia Energy Group
               ---------------------------------------

Dear Mr. Katz:

          The Department of Telecommunications and Energy (the "Department") understands that on April __, 2000, NiSource Inc. ("NiSource") and its wholly-owned subsidiary New NiSource, Inc. ("New NiSource") filed an Amendment to an Application-Declaration on Form U-1 with the Securities and Exchange Commission ("SEC") relating to the proposed acquisition by NiSource of Columbia Energy Group ("Columbia") under an Agreement and Plan of Merger, dated as of February 27, 2000 and amended and restated as of March 31, 2000 (the "Merger"). NiSource is the parent holding company of, among other subsidiaries, Bay State Gas Company ("Bay State").

          Bay State is a retail gas distribution company and public utility subject to the Department's regulatory authority for ratemaking and other purposes pursuant to chapter 164 of the Massachusetts General Laws. The Department, in Bay State Gas Company, D.T.E. 98-31 (Nov. 5, 1998), approved the merger of Bay State with NIPSCO Industries, Inc. (as NiSource was then known). The Department understands that following the proposed acquisition of Columbia, Bay State will either continue to be a subsidiary of NiSource or will become a subsidiary of New NiSource (which will then change its name to NiSource).


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          Representatives of Bay State have informed the Department that the SEC has requested advice concerning the effects of the Merger on state regulation from agencies which have regulatory jurisdiction over gas distribution companies in the NiSource System. Even after SEC approval of the Merger, Bay State will remain a retail gas distribution company and public utility, subject to the Department's regulatory authority pursuant to Massachusetts General Laws Chapter
164. Please be advised that the Department hereby affirms that it has adequate resources to enforce its statutory authority and thereby protect ratepayers served by Bay State after the Merger is effectuated. Moreover, the Department will continue to exercise its authority over Bay State after the Merger. The Merger should have no detrimental effect on the Department's jurisdiction or its ability to protect Bay State's Massachusetts ratepayers.

          Should you require any additional information, please do not hesitate to contact my office or the Department's General Counsel, Paul G. Afonso, at 617-305-3500.

                                        Very truly yours,

                                        /s/ James Connelly

                                        James Connelly
                                        Chairman